Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

VIVUS, Inc.:

We consent to the incorporation by reference in the (i) the Registration Statements on Form S-8 (Files Nos. 033-75698, 333-06486, 333-29939, 333-57374, 333-73394, 333-104287, and 333-107006) and (ii) the Registration Statements on Form S-3 (File Nos.
333-105985 and 333-121519) of VIVUS, Inc. of our report dated March 15, 2005, with respect to the consolidated balance sheets of VIVUS, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of VIVUS, Inc.

/s/ KPMG LLP

San Francisco, California

March 13, 2006